Filed Pursuant to Rule 433

Registration Nos. 333-280854 and 333-280854-01

$750mm Synchrony Card Issuance Trust (SYNIT) 2025-A1

Jt-Leads	:	BofA (Str-lead), Mizuho, TD
Co-Mgrs	:	Wells, RBC
Active Co-Mgrs	:	Academy, Mischler, Seelaus

CLS	Amt($mm)	WAL	M/S	Exp	Legal	Bench^ Spread	YLD	CPN	$PRICE

A	750.00	2.99	Aaa/AAA	02/15/28	02/18/31	IC + 54	4.832	4.78	99.98876

^ Bloomberg GC I25; "Interpolated Curves"; "Mid YTM"

Expected Pricing : Priced 2/10/25	Registration : Public/SEC Registered
Expected Settle : 02/18/25	First Payment : 03/17/25
ERISA Eligible : Yes	RR Compliance : US-Yes; EU Article 6(3)(b) retention / No Article 7 compliance
Expected Ratings : Moody's/S&P	Min Denoms : $10k x $1k
Bill & Deliver : BofA	BBERG Ticker : SYNIT 2025-A1
Class A1 CUSIP : 87166PAP6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.